EXHIBIT 10.25.7

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE STOCK

Corporation:	NEXX SYSTEMS, INC., a Delaware corporation
Number of Shares:	1,486,486
Class of Stock:	Common
Initial Exercise Price:	$0.37
Issue Date:	June 10, 2011
Expiration Date:	June 10, 2021 (Subject to Sections 1.7 and 4.1)

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, COMERICA BANK or its assignee (“Holder”) is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of the corporation (the “Company”) at the initial exercise price per Share (the “Warrant Price”) all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1. EXERCISE.

1.1 Number of Shares to be Issued and Exercise Price. (i) The Warrant Price per share shall be $0.37; and (ii) the number of shares which the Holder may purchase under the terms of this Warrant shall be 1,486,486.

1.2 Method of Exercise. Holder may exercise this Warrant by delivering this Warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.3, Holder shall also deliver to the Company a check, wire transfer (to an account designated by the Company) or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.3 Cashless Exercise Right. In lieu of exercising this Warrant as specified in Section 1.2, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Section 1.4.

1.4 Fair Market Value. If the Shares are traded regularly in a public market, the fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Company’s stock into which the Shares are convertible) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company. If the Shares are not regularly traded in a public market, the Board of Directors of the Company shall determine fair market value in its good faith judgment.

1.5 Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new warrant representing the Shares not so acquired.

1.6 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.7 Treatment of Warrant in the Event of a Sale of the Company. A “Sale of the Company” shall mean (y) a merger or consolidation of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation, or (z) the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets. In the event of any Sale of the Company (whether before or after a Qualified IPO), upon exercise of this Warrant the Shares to be issued hereunder shall be subject to all of the terms and conditions (including any escrow and other conditions) to which all other holders of the Company’s Common Stock are then subject). If the Sale of the Company results in holders of the Company’s Common Stock receiving shares of the acquiring company or consideration other than cash, then the fair market value of the consideration received shall be determined by the Company’s Board of Directors, which determination shall be final and binding upon the Holder. The Company shall give Holder written notice at least 20 days prior to the closing of any proposed Sale of the Company. The Company will use commercially reasonable efforts to request (i) the acquirer of the Company, (ii) successor or surviving entity or (iii) parent entity in a Sale of the Company (the “Acquirer”) to assume this Warrant as a part of the Sale of the Company.

(a) If the Acquirer assumes this Warrant, then this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price shall be adjusted accordingly, and the Warrant Price and number and class of Shares shall continue to be subject to adjustment from time to time in accordance with the provisions hereof.

(b) If the Acquirer refuses to assume this Warrant in connection with the Sale of the Company, the Company shall give Holder an additional written notice at least ten (10) days prior to the closing of the Acquisition of such fact. In such event, notwithstanding any other provision of this Warrant to the contrary, Holder may immediately exercise this Warrant in the manner specified in this Warrant with such exercise effective immediately prior to closing of the Acquisition. If Holder elects not to exercise this Warrant, then this Warrant will terminate immediately prior to the closing of the Sale of the Company.

ARTICLE 2. ADJUSTMENTS TO THE SHARES.

2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on its common stock payable in common stock, or other securities, subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.2 Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property. The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events, but shall not apply to any event described in Section 2.1.

2.3 Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a greater number of shares, the Warrant Price shall be proportionately decreased.

2.4 Adjustments for Diluting Issuances. A “Qualified IPO” shall mean an initial public offering of the Company’s Common Stock on terms and conditions approved by the Company’s Board of Directors. In the event the Company shall not have completed a Qualified IPO prior to the first anniversary of the Issue Date of this Warrant, the Warrant Price and the Number of Shares issuable upon the exercise of this Warrant shall be subject to adjustment, from time to time prior to the Company’s completion of a Qualified IPO, in the manner set forth on Exhibit A.

2.5 No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment.

2.6 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

2.7 Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the Number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder amount computed by multiplying the fractional interest by the fair market value of a full Share.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1 Representations and Warranties. The Company hereby represents and warrants to the Holder as follows:

(i) All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(ii) The Company’s capitalization table attached to this Warrant as Appendix 2 is true and complete as of the Issue Date.

3.2 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of common stock; or (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder (1) at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and (2) in the case of the matters referred to in (c) and (d) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event). Upon request, the Company shall provide Holder with such information reasonably necessary for Holder to evaluate its rights as a holder of this Warrant or Warrant Shares in the case of matters referred to (a), (b), (c) and (d) herein above.

3.3 Information Rights. So long as the Holder holds this Warrant and/or any of the Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all communiqués to the shareholders of the Company, (b) within ninety (90) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (c) within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements. In addition, and without limiting the generality of the foregoing, so long as the Holder holds this Warrant and/or any of the Shares, the Company shall afford to the Holder the same access to information concerning the Company and its business and financial condition as would be afforded to a holder of the class of Shares under applicable state law and/or any agreement with any holder of the class of Shares.

3.4 Registration under Securities Act of 1933, as amended. The Company agrees that the Shares shall be deemed “Registrable Securities” or otherwise entitled to “piggy back” registration rights in accordance with the terms of the that certain Third Amended and Restated Investor Rights Agreement as set forth on Exhibit B attached hereto, as the same may be amended from time to time, provided that the Company agrees that no amendments will be made to the Agreement which would have an adverse impact on Holder’s registration rights hereunder this provision. Holder shall be deemed to be a party to the Agreement solely for the purpose of the above-mentioned registration rights.

ARTICLE 4. MISCELLANEOUS.

4.1 Term: Notice of Expiration. This Warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above. If this Warrant has not been exercised prior to the Expiration Date, this Warrant shall be deemed to have been automatically exercised on the Expiration Date by “cashless” conversion pursuant to Section 1.3. The Company agrees that Holder may terminate this Warrant, upon notice to the Company, at any time in its sole discretion.

4.2 Legends. This Warrant and the Shares shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

4.3 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee. The Company shall not require Comerica Bank (“Bank”) or a Bank Affiliate (as defined herein) to provide an opinion of counsel or investment representation letter if the transfer is to Bank’s parent company, Comerica Incorporated (“Comerica”), or any other affiliate of Bank (“Bank Affiliate”)

4.4 Transfer Procedure. After receipt of the executed Warrant, Bank will transfer all of this Warrant to Comerica Ventures Incorporated, a non-banking subsidiary of Comerica and a Bank Affiliate (“Ventures”). Subject to the provisions of Section 4.3 and the ROFR Agreement and the Voting Agreement as defined in attached Exhibits C and D respectively, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant by giving the Company notice of the portion of this Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable); provided, however, that Holder may transfer all or part of this Warrant to its affiliates, including, without limitation, Ventures, at any time without notice or the delivery of any other instrument to the Company, and such affiliate shall then be entitled to all the rights of Holder under this Warrant and any related agreements, and the Company shall cooperate fully in ensuring that any stock issued upon exercise of this Warrant is issued in the name of the affiliate that exercises this Warrant. The terms and conditions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective permitted successors and assigns.

4.5 Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, or sent via a nationally recognized overnight courier service, fee prepaid, or on the first business day after transmission by facsimile, at such address or facsimile number as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time. Effective upon the receipt of executed Warrant and initial transfer described in Article 5.4 above, all notices to the Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

Comerica Ventures Incorporated

Attn: Warrant Administrator

1717 Main Street, 5th Floor, MC 6406

Dallas, Texas 75201

Facsimile No. (214) 462-4459

All notices to the Company shall be addressed as follows:

Nexx Systems, Inc.

900 Middlesex Turnpike, Building 6

Billerica, Massachusetts 01821

Attn:

4.6 Amendments; Waiver. This Warrant and any term hereof may be amended, changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such amendment, change, waiver, discharge or termination is sought.

4.7 Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

4.8 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

4.9 Confidentiality. The Company hereby agrees to keep the terms and conditions of this Warrant confidential. Notwithstanding the foregoing confidentiality obligation, the Company may disclose information relating to this Warrant as required by law, rule, regulation, court order or other legal authority, provided that (i) the Company has given Holder at least ten (10) days’ notice of such required disclosure, and (ii) the Company only discloses information that is required, in the opinion of counsel reasonably satisfactory to Holder, to be disclosed.

[end of agreement—signature page follows]

Signature page to Warrant to Purchase Stock dated June 10, 2011, in favor of Comerica Bank or its assignee.

NEXX SYSTEMS, INC.

By:	/s/ Stanley Piekos
Name:	Stanley Piekos
Title:	Chief Executive Officer

Authorized signatories under Corporate Resolutions to Borrow or an authorized signer(s) under a resolution covering warrants must sign the warrant.

APPENDIX 1

NOTICE OF EXERCISE

1. The undersigned hereby elects to purchase                      shares of the                      stock of NEXX SYSTEMS, INC. pursuant to the terms of the attached warrant, and tenders herewith payment of the purchase price of such shares in full.

1. The undersigned hereby elects to convert the attached warrant into shares in the manner specified in the warrant. This conversion is exercised with respect to                  of the shares covered by the warrant.

[Strike paragraph that does not apply.]

2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

Comerica Ventures Incorporated

Attn: Warrant Administrator

1717 Main Street, 5th Floor, MC 6406

Dallas, Texas 75201

Facsimile No. (214) 462-4459

3. The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

COMERICA VENTURES INCORPORATED or Assignee

(Signature)

(Date)

APPENDIX 2

CAPITALIZATION TABLE

NEXX Capitalization Table

As of June 10, 2011

Common Stock	19,444,854
Series A Preferred Stock	1,550,000
Series B Preferred Stock	7,669,880
Series C Preferred Stock	8,216,011
Series D Preferred Stock	56,003,614
Warrants to Purchase Series B Preferred Stock	115,384
Warrants to Purchase Series D Preferred Stock	4,325,975
Restricted Stock Units	5,275,000
Outstanding Options to Purchase Common Stock	10,737,056

EXHIBIT A

Anti-Dilution Provisions

The following provisions are incorporated into and made a part of Section 2.4 of this Warrant:

1. Definitions. As used in this Exhibit D, the following terms have the following respective meanings:

(a) “Common Stock” means the common stock of the Company.

(b) “Option” means any right, option or warrant to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(c) “Convertible Securities” means any evidences of indebtedness, shares of stock or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(d) “Issue” means to grant, issue, sell, assume or fix a record date for determining persons entitled to receive any security (including Options), whichever of the foregoing is the first to occur.

(e) “Additional Common Shares” means all Common Stock (including reissued shares) Issued (or deemed to be Issued pursuant to Section 2 below) after the date of this Warrant. Additional Common Shares does not include, however, any Common Stock Issued (or deemed to be Issued pursuant to Section 2 below) in a transaction described in Sections 2.1 and 2.2 of this Warrant; any common stock Issued (or deemed to be Issued pursuant to Section 2 below) upon exercise or conversion of any Options or Convertible Securities outstanding on the date of this Warrant or any Convertible Securities issued (or deemed to be Issued pursuant to Section 2 below) upon exercise of any Options outstanding on the date of this Warrant; the Shares; or Common Stock or Options Issued (or deemed to be Issued pursuant to Section 2 below) after the date of this Warrant as incentive or in a non-financing transaction to employees, officers, directors or consultants to the Company.

2. Deemed Issuance of Additional Common Shares. The shares of common stock ultimately Issuable upon exercise of an Option (including the shares of common stock ultimately Issuable upon conversion or exercise of a Convertible Security Issuable pursuant to an Option) are deemed to be Issued when the Option is Issued. The shares of common stock ultimately Issuable upon conversion or exercise of a Convertible Security (other than a Convertible Security Issued pursuant to an Option) shall be deemed Issued upon Issuance of the Convertible Security. The maximum amount of common stock Issuable is determined without regard to any future adjustments permitted under the instrument creating the Options or Convertible Securities.

3. Adjustments for Diluting Issuances.

3.1 Adjustment of Warrant Price. If the Company issues Additional Common Shares after the date of this Warrant and the consideration per Additional Common Share is less than the Warrant Price in effect immediately before such Issue (a “Diluting Issuance”), the Warrant Price in effect immediately before such Issue shall be reduced, concurrently with such Issue, to a price (calculated to the nearest hundredth of a cent) determined by multiplying the Warrant Price by a fraction:

(a) the numerator of which is the amount of shares outstanding immediately before such Issue plus the amount of common stock that the aggregate consideration received by Company for the Additional Common Shares would purchase at the Warrant Price in effect immediately before such Issue, and

(b) the denominator of which is the amount of shares outstanding immediately before such Issue plus the number of such Additional Common Shares.

3.2 Adjustment of Number of Shares. Upon each adjustment of the Warrant Price, the number of Shares Issuable upon exercise of this Warrant shall be increased to equal the product obtained by multiplying (a) the number of Shares Issuable upon exercise of this Warrant by (b) the quotient obtained by dividing (i) the Warrant Price in effect immediately prior to such adjustment, by (ii) the Warrant Price in effect immediately after such adjustment.

3.3 Securities Deemed Outstanding. For the purpose of this Section 3, all securities Issuable upon exercise of any outstanding Convertible Securities or Options, Warrants, or other rights to acquire securities of the Company shall be deemed to be outstanding.

3.4 Readjustment. On the expiration or termination of any Option not exercised in full or of any right to convert or exchange under any Convertible Securities not exercised in full, the Warrant Price then in effect shall forthwith be increased to the Warrant Price which would have been in effect at the time of such expiration had such Option or Convertible Securities been, when originally issued, exercisable or convertible only for the shares of Common Stock actually issued upon exercise or conversion of such Option or Convertible Securities, if any. No readjustment of the Warrant Price pursuant to this section 3.4 shall (i) increase the Warrant Price by an amount in excess of the adjustment originally made to the Exercise Price in respect of the issue, sale or grant of the applicable Option or Convertible Securities or (ii) require any adjustment to the amount paid or number of Shares received upon any exercise of this Warrant prior to the date upon which such readjustment to the Warrant Price shall occur.

EXHIBIT B

Third Amended and Restated Investor Rights Agreement dated as of October 27, 2009

[See Exhibit 4.2]

EXHIBIT C

Right of First Refusal and Co-Sale Rights

The Shares shall be entitled to the rights and obligations set forth in the Second Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of October 26, 2009 (the “ROFR Agreement”) in accordance with the terms of the ROFR Agreement between the Company and its investor(s), as it may be amended from time to time. By acceptance of the Warrant to which this Exhibit C is attached, Holder shall be deemed to be a party to the ROFR Agreement.

EXHIBIT D

Voting Rights Agreement

The Shares shall be entitled to the rights and obligations set forth in the Fourth Amended and Restated Voting Rights Agreement dated as of October 26, 2009 (the “Voting Agreement”) in accordance with the terms of such Voting Agreement between the Company and its investor(s), as it may be amended from time to time. By acceptance of the Warrant to which this Exhibit D is attached, Holder shall be deemed to be a party to the Voting Agreement.